EXHIBIT 3.1

ARTICLES OF AMENDMENT
OF
PLANETLINK COMMUNICATIONS, INC.

Pursuant to the provisions of the Georgia Business Corporation Code, PlanetLink Communications, Inc. (the “Corporation”), a Georgia corporation, hereby adopt the following Articles of Amendment:

1. The name of the corporation is PlanetLink Communications, Inc.

2. The Amended and Restated Articles of Incorporation filed on or about January 11, 2006 and the Articles of Amendment filed on or about August 22, 2006 are hereby further amended (the “Amendment”) as follows:

4. The total number of shares of stock which the Corporation is authorized to issue is five billion (5,000,000,000) of which one hundred and fifty million (150,000,000) shall be preferred stock.

A. Common Stock. The authorized voting common stock of the Corporation is four billion eight hundred fifty million (4,850,000,000) shares, par value $0.001 per share. Each share shall have one vote.

B. Preferred Stock. The authorized preferred stock of the Corporation is one hundred fifty million (150,000,000) shares. The Corporation, acting by its board of directors, without action by the stockholders, may, from time to time by resolution and by acting upon the filing of such [declaration] certificate of articles of amendment as may be required by the Georgia Business Corporation Code as then in effect, authorize the issuance of shares of preferred stock in one or more series, determine the [par value], preferences, voting rights, limitations, and relative rights of the class or of any series within the class, and designate the number of shares within that series. The Board of Directors may exercise the authority to grant to it by this provision to the fullest extent permitted by the Georgia Business Corporation Code.

3. The amendment herein provided for was duly recommended by the Board of Directors of the Corporation to the shareholders of the Corporation on December 4, 2006.

4. The amendment herein provided for was duly approved by the shareholders of the Corporation on March 5, 2007 in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, PlanetLink Communications, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer on this 9th day of March, 2007.

PLANETLINK COMMUNICATIONS, INC.

/s/ M. Dewey Bain
Name: M. Dewey Bain
Title: President and Chief Executive Officer